Exhibit 99.1

OVERSEAS SHIPHOLDING GROUP REPORTS FIRST QUARTER 2016 RESULTS

New York, NY – May 10, 2016 – Overseas Shipholding Group, Inc. (OSG) (NYSE MKT: OSG, OSGB), a provider of oceangoing energy transportation services, today reported results for the quarter ended March 31, 2016.

Highlights

•	Time charter equivalent (TCE) revenues(A) for the first quarter of 2016 were $236.9 million, up 7% compared with the same period in 2015.
•	Net income for the first quarter was $50.7 million, or $0.09 per diluted share, compared with $42.9 million, or $0.07 per diluted share, in the first quarter of 2015.
•	Adjusted EBITDA(B) was $129.5 million, up 14% from $113.7 million in the same period in 2015.
•	Total cash(C) was $416.6 million as of March 31, 2016.
•	Repurchased and retired $95.9 million in principal amount of subsidiary term loans in 2016 at a discounted price of $88.8 million.
•	Made a mandatory prepayment of $51.3 million in principal amount of domestic subsidiary term loan.
•	Repurchased and retired $58 million of Class A common stock and warrants at an average share equivalent price of $2.03, in the first quarter of 2016.
•	The Board declared a dividend of $0.17968 per outstanding Class B common stock and Class B warrants, payable on May 13, 2016, in connection with the previously announced settlement in its lawsuit against Proskauer.

“We are pleased to report strong first quarter performance,” said Captain Ian T. Blackley, OSG’s president and CEO. “In our International business, rates in the crude sector remained attractive as ton-mile demand growth outpaced newbuilding supply and our Domestic business turned in another good quarter, as U.S. crude production held above 9.0 million barrels per day and gasoline demand continued to grow.

“We are making good progress on our separation plans for the businesses, which we believe will unlock greater value and enable us to distribute that value to shareholders more efficiently. At the same time, strong cash generation from our 79 vessel fleet allowed us to further enhance our capital structure through debt repurchases and prepayments and return value to shareholders through equity buybacks,” concluded Blackley.

First Quarter 2016 Results

TCE revenues grew to $236.9 million for the quarter, an increase of $15.3 million compared with the first quarter of 2015, driven by continuing strength in VLCC spot market rates, increased Delaware Bay lightering volumes and an increase in revenue days.

Net income for the first quarter of 2016 was $50.7 million, or $0.09 per diluted share, compared with $42.9 million, or $0.07 per diluted share, in the first quarter of 2015. The increase reflects the impact of strengthened TCE revenues, lower general and administrative expenses and lower interest expense, partially offset by increases in depreciation and amortization expenses.

A, B, C Reconciliations of these non-GAAP financial measures are included in the financial tables attached to this press release starting on Page 8.

Adjusted EBITDA was $129.5 million for the quarter, an increase of $15.8 million compared with the first quarter of 2015, driven primarily by the strength of VLCC spot rates, increased Delaware Bay lightering volumes and an increase in revenue days.

International Crude Tankers

TCE revenues for the International Crude Tankers segment were $87.4 million for the quarter, an increase of $20.5 million compared with the first quarter of 2015. This significant increase resulted from a strengthening in daily rates across most vessel types in the segment, with the VLCC spot rate increasing to $63,400 per day in the first quarter, up 29% from the comparable 2015 period and the Panamax blended rate increasing 23% to $25,600 per day. Additionally, revenue days for the segment increased 9.5% over the first quarter of 2015 primarily driven by the Company’s ULCC exiting lay-up and commencing a time charter for storage in April 2015 and 66 fewer VLCC drydock days in the current quarter.

International Product Carriers

TCE revenues for the International Product Carriers segment were $37.3 million for the quarter, down 14% compared with the first quarter of 2015. This decrease was primarily due to lower average daily blended rates earned by the MR fleet. Also contributing was a 178-day decrease in revenue days resulting from the sale of the Luxmar in July 2015 and the redelivery of one time chartered-in vessel at the expiry of its charter. These decreases were partially offset by the LR1 blended rate increasing to approximately $23,000 in the first quarter, up 20% from the comparable 2015 period.

U.S. Flag

TCE revenues for the U.S. Flag segment were $112.2 million for the quarter, an increase of $1.0 million compared with the first quarter of 2015, driven primarily by increased Delaware Bay lightering volumes, as 145,000 barrels per day were transported during the quarter, double the comparable 2015 period. Lower oil prices and the resulting drop in U.S. crude oil production has narrowed the pricing spread between Brent crude and West Texas Intermediate crude making it more attractive for U.S. Northeast refineries to import crude oil.

Conference Call

The Company will host a conference call to discuss its first quarter 2016 results at 9:00 a.m. ET on Tuesday, May 10, 2016.

To access the call, participants should dial (866) 490-3149 for domestic callers and (707) 294-1567 for international callers. Please dial in ten minutes prior to the start of the call and enter Conference ID 3193934.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at http://www.osg.com/

An audio replay of the conference call will be available starting at 12:00 p.m. ET on Tuesday, May 10, 2016 through 11:59 p.m. ET on Tuesday, May 17, 2016 by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and entering Conference ID 3193934.

About OSG

Overseas Shipholding Group, Inc. (NYSE MKT: OSG, OSGB) is a publicly traded tanker company providing energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets. OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in New York City, NY. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company's prospects, including statements regarding trends in the tanker and articulated tug/barge markets, and possibilities of certain strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Company’s Annual Report for 2015 on Form 10-K under the caption “Risk Factors” and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward looking statements. Forward looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Brian Tanner, Overseas Shipholding Group, Inc.

(212) 578-1645

btanner@osg.com

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Shipping Revenues:	(unaudited)	(unaudited)
Pool revenues	$90,529	$78,769
Time and bareboat charter revenues	120,373	107,942
Voyage charter revenues	32,854	46,831
Total Shipping Revenues	243,756	233,542
Operating Expenses:
Voyage expenses	6,834	11,900
Vessel expenses	71,042	69,239
Charter hire expenses	31,057	31,898
Depreciation and amortization	43,083	37,119
General and administrative	17,349	19,282
Technical management transition costs	-	40
Severance and relocation costs	-	5
Gain on disposal of vessels and other property	(157)	(1,073)
Total Operating Expenses	169,208	168,410
Income from vessel operations	74,548	65,132
Equity in income of affiliated companies	11,605	12,412
Operating income	86,153	77,544
Other income	2,574	73
Income before interest expense, reorganization items and income taxes	88,727	77,617
Interest expense	(22,659)	(28,569)
Income before reorganization items and income taxes	66,068	49,048
Reorganization items, net	17,910	(3,487)
Income before income taxes	83,978	45,561
Income tax provision	(33,239)	(2,660)
Net Income	$50,739	$42,901

Weighted Average Number of Common Shares Outstanding:
Basic - Class A	568,425,634	573,434,452
Diluted - Class A	568,450,678	573,451,145
Basic and Diluted - Class B	7,919,819	7,924,944

Per Share Amounts:
Basic and Diluted net income - Class A and Class B	$0.09	$0.07
Cash dividends declared	$0.08	$-

On December 17, 2015, all shareholders of record of the Company’s Class A and B common stock as of December 3, 2015, received a dividend of one-tenth of one share of Class A common stock for each share of Class A common stock and Class B common stock held by them as of the record date. In accordance with the relevant accounting guidance, the Company was required to adjust the computations of basic and diluted earnings per share retroactively for all periods presented to reflect that change in capital structure.

Consolidated Balance Sheets

($ in thousands)

	March 31, 2016	December 31, 2015
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$402,005	$502,836
Restricted cash	5,587	10,583
Voyage receivables	68,293	81,612
Income tax recoverable	1,119	1,664
Other receivables	4,814	7,195
Inventories, prepaid expenses and other current assets	21,401	20,041
Total Current Assets	503,219	623,931
Restricted cash – non current	8,989	8,989
Vessels and other property, less accumulated depreciation	2,052,968	2,084,859
Deferred drydock expenditures, net	84,969	95,241
Total Vessels, Deferred Drydock and Other Property	2,137,937	2,180,100

Investments in and advances to affiliated companies	351,503	348,718
Intangible assets, less accumulated amortization	49,067	50,217
Other assets[1]	19,906	18,455
Total Assets	$3,070,621	$3,230,410

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$87,292	$91,233
Income taxes payable	1,465	13
Current installments of long-term debt	71,154	63,039
Total Current Liabilities	159,911	154,285

Reserve for uncertain tax positions	2,529	2,520
Long-term debt[1]	1,072,533	1,223,224
Deferred income taxes	239,414	208,195
Other liabilities	60,823	61,698
Total Liabilities	1,535,210	1,649,922
Equity:
Total Equity	1,535,411	1,580,488
Total Liabilities and Equity	$3,070,621	$3,230,410

[1]	The Company adopted ASU No. 2015-03, simplifying the Presentation of Debt Issuance Costs (ASC 835), which amends the requirement to recognize debt issuance costs as deferred charges. The amendment requires that debt issuance costs related to a recognized debt liability be presented on the balance sheet as a direct deduction from the carrying cost of that debt liability, consistent with debt discounts. The Company adopted this accounting standard on January 1, 2016 and has applied the guidance retrospectively. The impact of the retrospective adoption on the Company’s December 31, 2015 balance sheet are reductions of both other assets and long-term debt by $44,543.

Consolidated Statements of Cash Flows

($ in thousands)

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net income	$50,739	$42,901
Items included in net income not affecting cash flows:
Depreciation and amortization	43,083	37,119
Amortization of debt discount and other deferred financing costs	3,322	2,501
Compensation relating to restricted stock/stock unit and stock option grants	971	357
Deferred income tax provision/(benefit)	31,246	(7,622)
Undistributed earnings of affiliated companies	(7,967)	(9,073)
Reorganization items, non-cash	136	55
Other – net	492	82
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other property – net	(157)	(1,073)
Gain on repurchase of debt	(2,382)	-
Payments for drydocking	(5,917)	(7,876)
Bankruptcy claim payments	(5,000)	(3,084)
Changes in other operating assets and liabilities	4,852	12,127
Net cash provided by operating activities	113,418	66,414

Cash Flows from Investing Activities:
Change in restricted cash	4,996	5,167
Expenditures for vessels and vessel improvements	(58)	-
Proceeds from disposal of vessels and other property	-	7,757
Expenditures for other property	(151)	(65)
Investments in and advances to affiliated companies	(1,054)	(500)
Repayments of advances from affiliated companies	-	12,500
Net cash provided by investing activities	3,733	24,859

Cash Flows from Financing Activities:
Cash dividend paid	(30,573)	-
Payments on debt	(54,237)	(3,178)
Repurchase of debt	(89,046)	-
Repurchase of common stock and common stock warrants	(44,126)	-
Net cash used in financing activities	(217,982)	(3,178)
Net increase/(decrease) in cash and cash equivalents	(100,831)	88,095
Cash and cash equivalents at beginning of year	502,836	389,226
Cash and cash equivalents at end of period	$402,005	$477,321

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended March 31, 2016 and the comparable periods of 2016. Revenue days in the quarter ended March 31, 2016 totaled 6,501 compared with 6,424 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release.

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Spot	Fixed	Total	Spot	Fixed	Total
International Crude Tankers
ULCC
Average TCE Rate	$—	$39,881	$—	$—
Number of Revenue Days	—	91	91	—	—	—
VLCC
Average TCE Rate	$63,402	$42,372	$49,280	$—
Number of Revenue Days	607	116	723	648	—	648
Aframax
Average TCE Rate	$31,301	$—	$30,932	$—
Number of Revenue Days	627	—	627	620	—	620
Panamax
Average TCE Rate	$28,421	$20,975	$27,695	$14,007
Number of Revenue Days	448	272	720	348	354	702
Other Intl. Crude Tankers Revenue Days[1]	—	—	—	3	—	3
Total Intl. Crude Tankers Revenue Days	1,682	479	2,161	1,619	354	1,973
International Product Carriers
LR2
Average TCE Rate	$28,341	$—	$26,755	$—
Number of Revenue Days	90	—	90	90	—	90
LR1
Average TCE Rate	$31,170	$20,426	$29,741	$15,732
Number of Revenue Days	91	266	357	90	270	360
MR
Average TCE Rate	$16,200	$10,499	$18,846	$9,816
Number of Revenue Days	1,597	155	1,752	1,761	167	1,928
Total Intl. Product Carriers Revenue Days	1,778	421	2,199	1,941	437	2,378
U.S. Flag
Jones Act Handysize Product Carriers
Average TCE Rate	$—	$64,498	$—	$64,777
Number of Revenue Days	—	1,080	1,080	—	1,070	1,070
Non-Jones Act Handysize Product Carriers
Average TCE Rate	$31,517	$19,016	$28,103	$—
Number of Revenue Days	91	91	182	164	—	164
ATBs
Average TCE Rate	$—	$37,870	$—	$38,429
Number of Revenue Days	—	697	697	—	690	690
Lightering
Average TCE Rate	$63,036	$—	$71,390	$—
Number of Revenue Days	182	—	182	149	—	149
Total U.S. Flag Revenue Days	273	1,868	2,141	313	1,760	2,073
Total Revenue Days	3,733	2,768	6,501	3,873	2,551	6,424

[1]	Other International Crude Tankers revenue days relate to the Company’s ULCC for the quarter ended March 31, 2015.

Fleet Information

As of March 31, 2016, OSG’s owned and operated fleet totaled 79 International Flag and U.S. Flag vessels (62 vessels owned and 17 chartered-in) compared with 79 at December 31, 2015. Those figures include vessels in which the Company has a partial ownership interest through its participation in joint ventures.

	Vessels Owned		Vessels Chartered-in		Total at March 31, 2016
Vessel Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt[2]
Operating Fleet
FSO	2	1.0	—	—	2	1.0	873,916
VLCC and ULCC	9	9.0	—	—	9	9.0	2,875,798
Aframax	7	7.0	—	—	7	7.0	787,859
Panamax	8	8.0	—	—	8	8.0	557,187
International Flag Crude Tankers	26	25.0	—	—	26	25.0	5,094,760

LR2	1	1.0	—	—	1	1.0	109,999
LR1	4	4.0	—	—	4	4.0	297,705
MR	13	13.0	7	7.0	20	20.0	955,979
International Flag Product Carriers	18	18.0	7	7.0	25	25.0	1,363,683

Total Int’l Flag Operating Fleet	44	43.0	7	7.0	51	50.0	6,458,443

Handysize Product Carriers [1]	4	4.0	10	10.0	14	14.0	664,490
Clean ATBs	8	8.0	—	—	8	8.0	226,064
Lightering ATBs	2	2.0	—	—	2	2.0	91,112
Total U.S. Flag Operating Fleet	14	14.0	10	10.0	24	24.0	981,666

LNG Fleet	4	2.0	—	—	4	2.0	864,800 cbm
Total Operating Fleet	62	59.0	17	17.0	79	76.0	7,440,109 and 864,800 cbm

[1]	Includes two owned shuttle tankers, one chartered in shuttle tanker and two owned U.S. Flag Product Carriers that trade internationally.
[2]	Total Dwt is defined as the total deadweight of all 79 vessels.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. TCE revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended March 31,
($ in thousands)	2016	2015
TCE revenues	$236,922	$221,642
Add: Voyage Expenses	6,834	11,900
Shipping revenues	$243,756	$233,542

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
($ in thousands)	2016	2015
Net Income	$50,739	$42,901
Income tax provision	33,239	2,660
Interest expense	22,659	28,569
Depreciation and amortization	43,083	37,119
EBITDA	149,720	111,249
Technical management transition costs	-	40
Severance and relocation costs	-	5
Gain on disposal of vessels and other property	(157)	(1,073)
Gain on repurchase of debt	(2,332)	-
Other costs associated with repurchase of debt	217	-
Reorganization items, net	(17,910)	3,487
Adjusted EBITDA	$129,538	$113,708

(C) Total Cash

($ in thousands)	March 31, 2016	December 31, 2015

Cash and cash equivalents	$402,005	$502,836
Restricted cash	14,576	19,572
Total Cash	$416,581	$522,408